Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 24, 2008
Registration Statement No. 333-145850

IPC The Hospitalist Company, Inc.

Free Writing Prospectus

This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated January 24, 2008 (the “Preliminary Prospectus”), and to provide you with a hyperlink to the current version of the Registration Statement on Form S-1 (File No. 333-145850), which includes the Preliminary Prospectus.

The Preliminary Prospectus includes the information set forth below and forms a part of our Registration Statement on Form S-1 (Registration No. 333-145850) to which this Free Writing Prospectus relates. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the notes thereto before you decide to invest in our common stock.

To review our current Registration Statement and the Preliminary Prospectus, click the following link on the SEC Web site at www.sec.gov (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/1410471/000119312508010938/ds1a.htm

Our Central Index Key, or CIK, on the SEC Web site is 0001410471.

Executive Compensation

The following Summary Compensation Table, on page 83, has been revised to re-insert information regarding compensation earned by our chief executive officer, our president and chief operating officer, our chief financial officer, and our executive vice president and chief development officer during the fiscal year ended December 31, 2006.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)		Total($)
Adam D. Singer, M.D.	2007	$357,262		$9,077		$80,735	(4)	$447,074
Chief Executive Officer and Chief Medical Officer	2006	$340,000	$100,000	$539	$32,300	$72,595	(5)	$545,434
R. Jeffrey Taylor	2007	$271,104		$22,694		$16,545	(6)	$310,343
President and Chief Operating Officer	2006	$260,100	$50,000	$539	$19,768	$17,795	(7)	$348,202
Devra G. Shapiro	2007	$217,946		$18,155		$9,094	(8)	$245,195
Chief Financial Officer	2006	$209,100	$50,000	$539	$15,892	$9,223	(9)	$284,754
Richard Russell	2007	$205,077		$15,885		$11,943	(10)	$232,905
Executive Vice President and Chief Development Officer	2006	$198,689	$30,000	$1,347	$15,200	$11,545	(11)	$256,781

(1)	The 2006 amounts are discretionary bonuses paid to the named executive officers during 2006. The amounts for 2007 are not calculable as of the date of this prospectus. Such amounts for 2007 will be determined in connection with completing our financial statements for the year ended December 31, 2007.
(2)	Amount reflects the expensed fair value of stock options recognized in 2007 and 2006 calculated in accordance with SFAS No. 123(R). See Note 9 of the “Notes to Condensed Consolidated Financial Statements (Unaudited)—Stock-Based Compensation” for a discussion of assumptions made in determining the compensation expense of our stock options for 2007. See Note 8 of the “Notes to Consolidated Financial Statements—Stock Option Plans” for a discussion of assumptions made in determining the compensation expense of our stock options for the year ended December 31, 2006.
(3)	The 2006 amounts were awarded under the senior executive bonus plan. The amounts for 2007 are not calculable as of the date of this prospectus. Such amounts for 2007 will be determined in connection with completing our financial statements for the year ended December 31, 2007.
(4)	Includes (a) medical malpractice premiums of $22,187, (b) vacation paid in lieu of time-off of $13,861, (c) bonus in lieu of a Company 401(k) match of $13,055, (d) health & welfare insurance of $15,457, (e) auto allowance of $9,900, (f) continuing medical education allowance of $5,000 and (g) premiums of $1,275 paid on a life insurance policy provided pursuant to the terms of Dr. Singer’s employment agreement.
(5)	Includes (a) medical malpractice premiums of $22,187, (b) vacation paid in lieu of time-off of $13,077, (c) bonus in lieu of a Company 401(k) match of $10,895, (d) health & welfare insurance of $10,261, (e) auto allowance of $9,900, (f) continuing medical education allowance of $5,000 and (g) premiums of $1,275 paid on a life insurance policy provided pursuant to the terms of Dr. Singer’s employment agreement.
(6)	Includes (a) Company 401(k) match of $7,875, and (b) health & welfare insurance premiums of $8,670 permitted pursuant to the terms of Mr. Taylor’s employment agreement.
(7)	Includes (a) Company 401(k) match of $9,958, and (b) health & welfare insurance premiums of $7,837 permitted pursuant to the terms of Mr. Taylor’s employment agreement.
(8)	Includes (a) Company 401(k) match of $7,875, and (b) health & welfare insurance premiums of $1,219 permitted pursuant to the terms of Ms. Shapiro’s employment agreement.
(9)	Includes (a) Company 401(k) match of $8,005, and (b) health & welfare insurance premiums of $1,218 permitted pursuant to the terms of Ms. Shapiro’s employment agreement.
(10)	Includes (a) Company 401(k) match of $7,750, and (b) health & welfare insurance premiums of $4,193 permitted pursuant to the terms of Mr. Russell’s employment agreement.
(11)	Includes (a) Company 401(k) match of $7,500, and (b) health & welfare insurance premiums of $4,045 permitted pursuant to the terms of Mr. Russell’s employment agreement.

Management

The following revises some of the information appearing under the caption “Board of Directors and Committee Meetings” on page 78 to provide information for the year 2007.

In 2007, the board of directors held seven meetings, the audit committee held six meetings, the compensation committee held three meetings and the nominating and governance committee held five meetings. Each of our directors attended at least 75% of the total number of meetings of the board of directors and of the committees of the board of directors on which they served during 2007, other than Dr. Cooper, who did not attend one board meeting that was held after he was appointed to the board.

Shares Eligible For Future Sale

The following revises some of the information appearing under the caption “Shares Eligible For Future Sale” as indicated below.

1. The following information revises the information in the fourth paragraph on page 114.

Additionally, of the 1,142,810 shares of common stock issuable upon exercise of options and warrants currently outstanding after giving effect to the cashless exercise of warrants held by our preferred stockholders, approximately 852,897 shares will be vested and eligible for sale 60 days after the date of this prospectus.

2. The following information revises the information under the caption “Registration Rights” on page 115.

After completion of this offering and based on shares outstanding as of November 30, 2007, the holders of 6,319,116 shares of our capital stock (including shares issuable upon the exercise of warrants) will be entitled to various rights with respect to the registration of their shares of common stock for offer or sale to the public pursuant to a registration rights agreement. Such registration will permit the resale of those shares in the public market. See “Description of Capital Stock—Registration Rights.”

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE AT 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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